Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 18, 2015, with respect to the consolidated financial statements of Aeolus Pharmaceuticals, Inc. included in the Annual Report on Form 10-K for the year ended September 30, 2015, which is included in this Registration Statement.  We consent to the inclusion of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption "Experts."
/s/ GRANT THORNTON LLP
San Diego, California
December 20, 2016